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Exhibit 99.1  Press Release issued February 11, 2000.

[McLEODUSA LOGO]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone:  (319) 790-7800
FAX: (319) 790-7767

     FOR IMMEDIATE RELEASE
     ---------------------

                    McLeods Sell Portion of McLeodUSA Stock

                            Retain 18 Million Shares

     Cedar Rapids, Iowa - February 11, 2000 - McLeodUSA Incorporated (Nasdaq:
MCLD) today announced that its chairman and CEO Clark McLeod and his wife Mary have sold approximately 1.4 million shares of McLeodUSA stock. The shares sold by the McLeods will reduce their holdings by 2 percent over the 1999 level. They will retain approximately 18 million shares with a current market value of approximately $1.2 billion. Proceeds from the sale will be used to pay tax, debt and charitable obligations.

     McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in 12 Midwest and Rocky Mountain states, with 9 additional expansion states to be added. McLeodUSA is a facilities-based telecommunications provider with 27 switches, 679,000 local lines, 8,100 employees, and over 10,000 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries plan to distribute 24 million copies of competitive directories in 22 states, expected to reach nearly 41 million people.

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